Ex-99.906CERT

I, Richard M. Hisey, President and I, Jeffrey J. Gaboury, Treasurer of AARP Portfolios (the “Registrant”), each certify that to his knowledge:

1.	The N-CSR of the Registrant (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

By:	/s/ Richard M. Hisey
Richard M. Hisey
President (principal executive officer) of AARP Portfolios

Date: August 30, 2010

By:	/s/ Jeffrey J. Gaboury
Jeffrey J. Gaboury
Treasurer (principal financial officer) of AARP Portfolios

Date: August 30, 2010